BIOCRAFT LABORATORIES, INC.

                          ----------------------------

                    Notice of Annual Meeting of Stockholders

                                August 14, 1995

                          ----------------------------

To the Stockholders:

     You are cordially invited to attend the Annual Meeting of Biocraft Laboratories, Inc. (the "Company") to be held at the Marriott at Glenpointe, 100 Frank Burr Blvd., Teaneck, New Jersey on August 14, 1995 at 5:00 P.M. (local time).

     The Annual Meeting will be held for the following purposes:

     1.  To elect three directors to serve for a term of three years.

     2. To consider and act upon a proposal to adopt the Biocraft Laboratories, Inc. 1995 Restricted Stock Purchase Plan, as further described in the accompanying Proxy Statement and Exhibit A thereto.

     3. To consider and act upon a proposal to adopt the Biocraft Laboratories, Inc. 1995 Employee Stock Option Plan, as further described in the accompanying Proxy Statement and Exhibit B thereto.

     4. To ratify the selection of Ernst & Young as independent auditors for fiscal 1996.

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on June 23, 1995 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

     If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                                     Harold Snyder
                                                     Chairman, President and
                                                     Chief Executive Officer

Fair Lawn, New Jersey
July 6, 1995

              Please date and sign the accompanying Proxy Card and
                mail it promptly in the enclosed return envelope

                          BIOCRAFT LABORATORIES, INC.
                               18-01 River Road
                          Fair Lawn, New Jersey 07410

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

     The enclosed proxy is solicited by the Board of Directors of Biocraft Laboratories, Inc. It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Only stockholders of record at the close of business on June 23, 1995 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on June 23, 1995, the Company had outstanding 14,166,127 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about July 7, 1995. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters to be acted upon at the Annual Meeting, and an abstention will have the effect of a vote against any proposal requiring an affirmative vote of a majority of the shares present and entitled to vote thereon.

     Proxies will be solicited by mail, and the cost of such solicitation will be borne by the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company on June 23, 1995 by each person who beneficially owns more than 5% of the Common Stock. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares owned beneficially by such stockholder.

                                               Number of          Percent of
Beneficial Ownership                           Shares (a)          Class (b)
- --------------------                           ----------         ----------
Harold Snyder
18-01 River Road, Fair Lawn, NJ 07410          3,780,184             26.7%

Beatrice Snyder
18-01 River Road, Fair Lawn, NJ 07410          3,780,186             26.7%

Beryl L. Snyder
18-01 River Road, Fair Lawn, NJ 07410          1,199,959(c)           8.4%

Brian S. Snyder
18-01 River Road, Fair Lawn, NJ 07410          1,180,450(c)           8.3%

Jay T. Snyder
18-01 River Road, Fair Lawn, NJ 07410          1,177,150(c)           8.3%
- ---------------
(a) Includes shares of Common Stock which principal stockholders have currently exercisable rights to acquire through the exercise of options, in the amount of 6,750 shares for Beryl L. Snyder and 5,450 shares each for Brian
     S. Snyder and Jay T. Snyder.

(b) The total amount of shares subject to options described in note (a) were deemed to be outstanding for purposes of calculating the percentage owned by each individual.

(c) Includes 1,000,000 shares of Common Stock held by trusts created by Harold Snyder and Beatrice Snyder and as to which Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder, as trustees thereof, have joint dispositive and voting control.

                        Security Holdings of Management

                                         Shares of Common
                                        Stock Benificially             Percent
Name                                 Owned on June 23, 1995 (a)     of Class (b)
- ----                                 --------------------------     ------------
Directors
  Harold Snyder ...................          3,780,184                  26.7%
  Beatrice Snyder .................          3,780,186                  26.7
  Beryl L. Snyder .................          1,199,959(c)                8.4
  Brian S. Snyder .................          1,180,450(c)                8.3
  Jay T. Snyder ...................          1,177,150(c)                8.3
  Gerald Klein ....................              1,000                   *
  James J. Rahal, Jr., M.D ........              5,000                   *
  Madelon DeVoe Talley ............              5,000                   *
  Marvin M. Thalenberg, M.D .......              1,500                   *
  G. Harold Welch, Jr .............              5,355                   *
Executive Officers(d)
  Melvin Kaufman ..................              5,450                   *
  Harmon Aronson ..................              9,900                   *

All directors and officers as a group
 (consisting of eighteen persons all
  of whom own Common Stock) .......          9,174,384                  64.5%
- -------------
*    Less than 1%.

(a) Includes shares of Common Stock which directors and officers have currently exercisable rights to acquire through the exercise of options, in the amount of 6,750 shares for Beryl L. Snyder, 5,450 shares each for Brian S. Snyder and Jay T. Snyder, 1,000 shares for Mr. Klein, 5,000 shares each for Dr. Rahal and Ms. Talley, 1,000 shares for Dr. Thalenberg, 5,000 shares for Mr. Welch, 5,450 shares for Mr. Kaufman, 7,150 shares for Mr. Aronson and 68,700 shares for all directors and officers as a group.

(b) The total amount of shares subject to options described in note (a) were deemed to be outstanding for purposes of calculating the percentage owned by each individual and by all directors and officers as a group.

(c) Includes 1,000,000 shares of Common Stock held by trusts created by Harold Snyder and Beatrice Snyder and as to which Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder, as trustees thereof, have joint dispositive voting control.

(d) Executive officers, other than Harold Snyder, Beatrice Snyder, Beryl L. Snyder, Braian S. Snyder and Jay T. Snyder, named in the Summary Compensation Table below.

                             ELECTION OF DIRECTORS

     Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, each consisting of a minimum of two directors, with the term of office of one of the classes expiring each year. Unless such authority is withheld by an indication thereon, it is intended that the proxy will be voted for election to the Board of Directors of the nominees named below, to serve until the annual meeting of stockholders specified with respect to each nominee and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy.

Nominees For Election at the Annual Meeting

                                                           Term  of    Served as
                                                            Office      Director
Nominee                                           Age       Expires      Since
- --------                                          ---      --------    ---------
Jay T. Snyder .............................       36         1998         1993
Madelon DeVoe Talley (1)(2) ...............       63         1998         1989
G. Harold Welch, Jr. (3)(4) ...............       66         1998         1985


               Incumbent Directors Whose Terms of Office Continue

                                                            Term of    Served as
                                                             Office     Director
Name                                              Age       Expiring      Since
- ----                                              ---       --------   ---------
Harold Snyder (1)(5) .......................       73         1997        1964
Beatrice Snyder (1)(5) .....................       71         1996        1964
Beryl L. Snyder ............................       38         1997        1993
Brian S. Snyder ............................       36         1996        1993
Gerard Klein ...............................       59         1996        1985
James J. Rahal, Jr., M.D. (2) ..............       61         1996        1990
Marvin M. Thalenberg, M.D. (1)(3)(5) .......       68         1997        1985
- ---------------
(1)  Member of the Restricted Stock Purchase Plan Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Stock Option Committee.
(4)  Member of the Audit Committee.
(5)  Member of the Directors' Stock Option Committee.


     HAROLD SNYDER has been President of the Company since 1964 and in 1985 was elected Chairman and Chief Executive Officer. Mr. Snyder holds an advanced degree in natural sciences and, prior to founding the Company in 1964, held various managerial and technical positions in the pharmaceutical industry.

     BEATRICE SNYDER has been Secretary of the Company since 1964 and in 1985 was elected to the office of Senior Vice President. Until 1985, Mrs. Snyder also served as Treasurer of the Company. Mrs. Snyder holds a bachelor's degree in statistics.

     BERYL L. SNYDER was elected the  Company's  Assistant  Secretary  in August
1993 and Vice President and General Counsel in May 1990. She has been General Counsel to the Company since 1984.

     JAY T. SNYDER was elected the Company's Vice President -- Research and Product Development in May 1990. He has been Director of Product Development since 1988. From 1982 to 1988 he was plant manager of the Company's penicillin dosage form facility and from 1977 to 1982 held various production positions with the Company.

     BRIAN S. SNYDER was elected the Company's Vice President and Controller in May 1990. He has been the Company's Controller since 1983. From 1977 to 1983 he held various sales and production positions with the Company.

     GERARD KLEIN is President of B.V. Chemie Pharmacie Holland (C.P.H.), pharmaceutical suppliers, and has been associated with such company and its predecessor since 1955.

     JAMES J. RAHAL, JR., M.D. is Director of the Infectious Disease Section of The New York Hospital Medical Center of Queens in Queens, New York and a Clinical Professor of Medicine at the Cornell University College of Medicine in New York. From 1986 to 1988 he served as Chief of the Infectious Disease Section of New York Infirmary Beekman Downtown Hospital.

     MADELON DEVOE TALLEY, an investment consultant and writer, is currently a Governor of the National Association of Security Dealers, Vice Chairman of the Board of W.P. Carey & Company and a Trustee of Smith Barney Special Funds. She is a former Trustee of the New York State Teachers Retirement System.

     MARVIN M. THALENBERG, M.D., a specialist in internal medicine, has been Commissioner of Health for Rockland County, New York since December 1990 and teaches at Columbia University. From 1955 to 1987 he was engaged in the private practice of medicine and taught at several universities.

     G. HAROLD WELCH, JR., was President of the Yale-New Haven Medical Center, Inc. from 1979 to June 1, 1990. Mr. Welch is currently Chairman of the South Central Connecticut Regional Water Authority and Chairman of the Radkowsky Thorium Power Corporation.

     Harold Snyder and Beatrice Snyder are husband and wife. Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder are the children of Harold and Beatrice Snyder.

     The Audit Committee of the Board of Directors held one meeting in the fiscal year ended March 31, 1995. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

     The Stock Option Committee of the Board of Directors which administers the terminated 1985 Incentive Stock Option Plan and the proposed 1995 Employee Stock Option Plan, the Restricted Stock Purchase Plan Committee of the Board of Directors which administers the Company's terminated 1985 Restricted Stock Purchase Plan and the proposed 1995 Restricted Stock Purchase Plan each held one meeting in fiscal 1995. The Directors' Stock Option Committee which administers the Directors' Stock Option Plan held no meetings in fiscal 1995.

     The Board of Directors has no nominating committee. The Compensation Committee, which was established in fiscal 1994 to consider and recommend to the Board remuneration arrangements for senior management, held no meetings in fiscal 1995. Such arrangements were acted upon by the full Board and the Stock Option Committee.

     During the last fiscal year, there were nine meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he or she is a member during fiscal 1995.

     SECTION 16(A) COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership of the Company's equity securities (and derivative securities) and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those filings to the Company. Based solely upon a review of such reports and certain written representations, the Company believes that its directors and executive officers are in compliance with their respective Section 16(a) filing requirements except that a report of a sale of 500 shares of Common Stock by Dr. Thalenberg was not filed.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows aggregate cash and other compensation earned (whether paid or accrued) during the fiscal years ended March 31, 1995, 1994 and 1993 by the Chief Executive Officer and the other six most highly compensated executive officers of the Company (together, the "Named Officers") for all services rendered in all capacities to the Company:


                                                                                  Long Term Compensation
                                       Annual Compensation                                 Awards
                                      -----------------------                    ------------------------
       Name and                                                     Other        Restricted                           All
      Principal           Fiscal                                    Annual          Stock         Options            Other
       Position            Year       Salary ($)    Bonus ($)    Compensation($)  Awards($)         (#)          Compensation($)
       --------            ----       ----------    ---------    ---------------  ---------       -------        ---------------
                                                                   (1)                                                 (2)
Harold Snyder  (3)         1995        538,461           --          --            --              --                11,250
      Chairman,            1994        511,538           --          --            --              --                20,518
      President            1993        482,692      100,000          --            --              --                20,485
      and CEO

Beatrice Snyder            1995        177,703       19,788          --            --              --                11,250
      Senior               1994        172,343       16,675          --            --              --                14,858
      Vice President       1993        154,658       87,303          --            --              --                13,844
      and Secretary

Melvin Kaufman             1995        174,876       19,759          --            --             10,000             28,393
      Vice President --    1994        169,081       16,652          --            --              2,350             31,255
      Operations           1993        154,603       38,047          --            --              2,000             29,083

Harmon Aronson             1995        168,341       19,258                                       10,000             27,004
      Vice President --    1994        144,269       14,773          --            --              2,350             26,144
      Quality              1993        130,933       35,907          --            --              2,000             24,144
      Management                                                     --            --

Brian Snyder               1995        136,764       16,381          --            --             10,000             20,515
      Vice President       1994        132,640       13,985          --            --              2,350             19,896
      & Controller         1993        118,241       33,830          --            --              2,000             17,736

Jay Snyder                 1995        136,764       16,381          --            --             10,000             20,515
      Vice President --    1994        132,640       13,985          --            --              2,350             19,896
      New Products         1993        118,241       33,830          --            --              2,000             17,736

Beryl Snyder               1995        136,764       16,381          --            --             10,000             20,515
      Vice President &     1994        132,640       13,985          --            --              2,350             19,896
      General Counsel      1993        118,241       33,830          --            --              2,000             17,736

- -----------------
(1) Does not include the value of certain personal benefits, the estimated value of which, for each listed officer, did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus earned by that officer in the relevant fiscal year.

(2) Amounts shown include such officer's allocable share of the Company's fiscal 1995 contribution to its Profit Sharing Plan and Money Purchase Pension Plan in the amounts of $11,250 for each of Mr. Harold Snyder and Mrs. Beatrice Snyder, $22,500 for each of Mr. Kaufman and Mr. Aronson, $20,515 for each of Mr. Brian Snyder, Mr. Jay Snyder and Ms. Beryl Snyder and split dollar life insurance premiums paid in fiscal 1995 on behalf of Mr. Kaufman ($5,893) and Mr. Aronson ($4,504).

(3) Harold Snyder's five-year employment agreement expired in March 1995. The agreement provided for annual base salary at the rate of $500,000 per annum plus vacation pay for the first year of the term, increasing annually thereafter by the greater of 10% or the percentage increase in the consumer price index during the preceding year. Mr. Snyder waived any increase in base salary for the term of the agreement and during fiscal 1993 voluntarily agreed to a reduction of his annual rate of base salary to $400,000 per annum for a portion of each of fiscal 1993 and 1994.

Option Grants in Fiscal 1995

     The following table summarizes the number of shares and the terms and conditions of stock options Granted under the Company's 1985 Incentive Stock Option Plan to the Named Officers in fiscal 1995:



                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                       Annual Rates of Stock
                                         % of Total                                 Market            Price Appreciation for
                         Number of     Options Granted                Exercise    Price($/Sh)             Option Term (2)
                          Options       to Employees    Expiration     Price        on Date      --------------------------------
         Name            Granted (1)       in 1995         Date        ($/Sh)       of Grant      0% ($)     5% ($)       10% ($)
         ----            ----------   ----------------  ----------    --------    -----------    -------  -------------   -------
Harold Snyder               --
Beatrice Snyder             --
Melvin Kaufman            10,000            7.2%         9/22/99        10.00        15.50       55,000      97,824      149,629
Harmon Aronson            10,000            7.2%         9/22/99        10.00        15.50       55,000      97,824      149,629
Brian Snyder              10,000            7.2%         9/22/99        10.00        15.50       55,000      97,824      149,629
Jay Snyder                10,000            7.2%         9/22/99        10.00        15.50       55,000      97,824      149,629
Beryl Snyder              10,000            7.2%         9/22/99        10.00        15.50       55,000      97,824      149,629

- ------------------
(1) The options become exercisable over an 18 month period in increments of 30% after the initial six month period, an additional 30% after 12 months and the final 40% after 18 months. The grant date of all the options was September 22, 1994.

(2) The amounts shown under these columns are the result of calculations at the 0%, 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

Aggregated Option Exercises in Fiscal 1995 and Fiscal Year-End Option Values

     The following table summarizes exercises of stock options in fiscal 1995 which were previously granted to the Named Officers, as well as certain information concerning the unexercised options held by them at the end of fiscal 1995.


                                                                                           Value of Unexercised In The
                                                      Number of Unexercised                Money Options at 3/31/95 (1)
                                                       Options at 3/31/95                  ----------------------------
                                                   --------------------------         Exercisable              Unexercisable
                        Shares        Value                                           -----------              -------------
         Name          Acquired     Realized($)    Exercisable  Unexercisable    Shares        Total ($)     Shares     Total ($)
         ----          --------     -----------    -----------  -------------    ------        ---------     ------     ---------
Harold Snyder             --            --           --             --             --              --          --           --
Beatrice Snyder           --            --           --             --             --              --          --           --
Melvin Kaufman            --            --          5,450         7,000           5,450           55,850     7,000        56,000
Harmon Aronson            --            --          7,150         7,000           7,150           79,550     7,000        56,000
Brian Snyder              --            --          5,450         7,000           5,450           55,850     7,000        56,000
Jay Snyder                --            --          5,450         7,000           5,450           55,850     7,000        56,000
Beryl Snyder              --            --          6,750         7,000           6,750           72,750     7,000        56,000

- -------------------
(1) Based on the New York Stock Exchange Composite closing price for the last day of the fiscal year ($18.00).


Directors' Compensation

     In fiscal 1995, directors who were not salaried officers of the Company were paid $2,500 per calendar quarter for their services as directors and $350 for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses.

     Under the 1989 Directors' Stock Option Plan (the "Directors' Plan"), each director who is not also an officer or employee of the Company is entitled to receive an option to purchase 5,000 shares of Common Stock at a price equal to the fair market value of such shares on the date of grant. An aggregate of 150,000 shares are available for purchase pursuant to the exercise of options granted under the Directors' Plan. Each option granted under the Directors' Plan becomes exercisable in 1,000 share increments on each of the first five anniversaries of the date such option is granted and expires on the tenth anniversary of such grant. Subject to certain rights to exercise upon the death or disability of the optionee, options granted under the Directors' Plan may be exercised only if the optionee is an eligible director on the date of exercise.

          BOARD OF DIRECTORS REPORT CONCERNING EXECUTIVE COMPENSATION

     In fiscal 1995, the Board of Directors considered and acted upon salary and bonus arrangements for senior management, and the Stock Option Committee of the Board acted upon stock option awards.

Compensation Policies

     The  Board's  policies  are to  motivate  and  retain  key  employees  with competitive compensation packages and to encourage the enhancement of stockholder value by providing appropriate incentives for corporate performance and individual initiatives and performance.

     To achieve these goals, the Board, among other things, considered the Chief Executive Officer's recommendations with respect to other executive officers, evaluated the Company's performance both in terms of current achievements and significant initiatives with long-term implications and assessed the contributions of individual executives.


Fiscal 1995 Compensation

     In the Board's view, the senior executives of the Company, individually and as a group, performed with great skill and dedication in leading the Company through the many challenges presented in fiscal 1995. While those efforts will be reflected in the Company's future performance, the Company's financial results for the year restrained the Board from more fully compensating the executives for their efforts in the year. Accordingly, base salary adjustments and bonuses were comparatively modest.

     The Stock Option Committee of the Board periodically grants stock options as part of a total compensation package as a form of long-term incentive and to reinforce the alignment of executives' interests with that of the Company's stockholders. During the fiscal 1995, stock options were not granted to the Chief Executive Officer, but were granted, as disclosed in the table captioned "Option Grants in Fiscal 1995" above, to five of the other Named Officers.


                                            Board of Directors
                                            Gerald Klein
                                            James J. Rahal, Jr.
                                            Beatrice Snyder
                                            Beryl L. Snyder
                                            Brian S. Snyder
                                            Harold Snyder
                                            Jay T. Snyder
                                            Madelon DeVoe Talley
                                            Marvin M. Thalenberg
                                            G. Harold Welch, Jr.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index for the five years ended March 31, 1995. The graph and table assume that $100 was invested in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index and that all dividends were reinvested.

    [THE FOLLOWING TABLE WAS REPRESENTED BY A CHART IN THE PRINTED MATERIAL]

                                                Dow Jones
                                              Parmaceutical
       Date              S&P 500                  Index               BCL
       ----              -------              -------------           ---
     03/31/90              100                     100                100
     03/31/91              114                     148                117
     03/31/92              127                     169                167
     03/31/93              146                     139                142
     03/31/94              149                     128                111
     03/31/95              172                     186                132


                              CERTAIN TRANSACTIONS

     Harold Snyder, Beatrice Snyder, Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder and certain other officers and employees of the Company are the stockholders of Groundwater Decontamination Systems, Inc. ("GDS"). On March 26, 1985, GDS granted the Company a non-exclusive license to continue its use of certain of GDS's patented processes presently employed in the Company's decontamination efforts at its Waldwick plant. The license, which is terminable by the Company on 45 days' notice, provides for an annual royalty of $120,000 during the first year of the term, increasing annually thereafter by the percentage increase in the consumer price index during the preceding year. The amount of such royalty was determined by the principal stockholders, taking into account the likely higher cost to the Company of employing a suitable alternative system of decontamination. In fiscal 1995, $9,000 of royalties were paid pursuant to the license. The balance of royalties for fiscal 1995 were waived by GDS.

     Harold Snyder, Beatrice Snyder, Beryl L. Snyder, Brian S. Snyder and Jay T. Snyder are the principal stockholders of HS Realty Company, Inc. ("HS Realty"). In April 1988, HS Realty purchased from an unaffiliated company property adjacent to the Company's Waldwick facility. The Company has agreed with HS Realty to extend to such property the groundwater decontamination work currently being done at the Waldwick plant. The agreement also provides that the Company will be entitled to recover its expenses of performing such work from the profits, if any, from the future sale or lease of the property.

     Mr. Gerard Klein, a director of the Company, is President of B.V. Chemie Pharmacie Holland (C.P.H.) ("Chemie"). In fiscal 1995, the Company purchased from Chemie pharmaceutical intermediates for approximately $7.3 million.

Board of Directors Insider Participation

     As noted above, five members of the Board of Directors, Harold, Beatrice, Beryl, Brian and Jay Snyder, are executive officers of the Company and each participated in deliberations of the Company's Board of Directors concerning executive officer compensation during fiscal 1995.

                APPROVAL OF 1995 RESTRICTED STOCK PURCHASE PLAN

Background and Purpose

     On June 14, 1995, the Board of Directors approved the adoption of the 1995 Restricted Stock Purchase Plan (the "1995 Purchase Plan"), subject to stockholder approval at the 1995 Annual Meeting. The 1995 Purchase Plan authorizes the sale of up to 1,000,000 shares of Common Stock (subject to adjustment as provided in the plan) to employees of the Company and would replace the Company's 1985 Restricted Stock Purchase Plan (the "1985 Purchase Plan") which expired in January 1995.

     The purpose of the 1995 Purchase Plan, as in the case of the 1985 Purchase Plan, is to promote the interests of the Company by (a) providing an incentive to a large number of employees of the Company who, by their ability and diligence, are able to make meaningful contributions to the Company's long-term success and (b) furthering the identity of employees with those of the Company's stockholders through stock ownership opportunities. The Board of Directors believes that the 1985 Purchase Plan was successful in accomplishing its purpose, and that it is advisable to continue to make available stock incentives under the 1995 Purchase Plan.

     No determinations have been made as to whom any awards shall be made in the future, the purchase price for shares subject to any such awards or any other items of any such awards.

Description of the 1995 Purchase Plan

     The following summary of certain provisions of the 1995 Purchase Plan is qualified in its entirety by reference to the 1995 Purchase Plan, a copy of which is annexed to this Proxy Statement as Exhibit A.

  Eligibility

     Non-union employees of the Company are eligible to participate in the 1995 Purchase Plan. As of June 23, 1995, there were approximately 600 employees eligible to participate in the 1995 Purchase Plan. Approximately 300 employees purchased stock pursuant to awards granted under the 1985 Purchase Plan.

  Administration

     The 1995 Purchase Plan is administered by the Restricted Stock Purchase Plan Committee of the Board of Directors (the "Purchase Plan Committee"). The Purchase Plan Committee has authority, among other things, to select recipients of awards of the right to purchase shares under the 1995 Purchase Plan, to determine the purchase price for, and the number of, shares which may be purchased pursuant to each such award and, more generally, to establish regulations for the administration of, and to interpret, the 1995 Purchase Plan.

  Purchases of Stock

     The price to be paid for shares by a recipient of an award pursuant to the 1995 Purchase Plan may not be less than 10% of the fair market value of such shares on the date on which the award is made. On June 22, 1995, the closing sale price of the Company's Common Stock on the New York Stock Exchange was $20.125. Upon acceptance of an award, a recipient must either pay the full purchase price of all such shares in cash or pay at least the par value of such shares in cash and execute and deliver to the Company a promissory note for the balance of the purchase price. The Purchase Plan Committee has the authority to fix the terms of such promissory notes, including, the interest rate, if any, and the terms of repayment.

     For a period of time to be prescribed by the Purchase Plan Committee, the purchaser of shares purchased pursuant to an award may not sell, pledge or otherwise transfer any of such shares. If the purchaser leaves the employ of the Company at any time prior to a date fixed by the Purchase Plan Committee, the Company may, but is not obligated to, purchase any shares then held by such purchaser that are subject to such restrictions on transferability. If the Company elects to purchase any such shares, the purchase price will be the lesser of the price paid by the purchaser for such shares or the fair market value of such shares at the time such purchaser ceases to be an employee.

     Notwithstanding the above restrictions on transferability, the purchaser has all the other rights of a stockholder with respect to shares acquired under the 1995 Purchase Plan, including the right to vote such shares and to receive all dividends paid thereon.

     Each purchaser must agree as a condition of accepting his or her award that the Company may deduct from any payments of any kind otherwise due to the purchaser the aggregate amount of any federal, state, or local withholding taxes with respect to the shares subject to the award or make arrangements satisfactory to the Company regarding payments to the Company of the aggregate amount of any such taxes.

  Amendment or Termination of the 1995 Purchase Plan

     The Company's Board of Directors may amend, suspend or terminate the 1995 Purchase Plan in any respect at any time, except that the Board of Directors many not increase the maximum number of shares of Common Stock subject to the 1995 Purchase Plan or decrease the minimum purchase price for shares awarded under the 1995 Purchase Plan without the approval of the stockholders of the Company. No modification or amendment of the 1995 Purchase Plan may, without the written consent of a purchaser, affect the rights of such purchaser under an award previously granted.

Federal Income Tax Consequences

     The following discussion is intended only as a brief summary of the federal income tax consequences of the purchase of shares pursuant to an award granted under the 1995 Purchase Plan, any subsequent forfeiture of the shares, any subsequent lapse or removal of the transfer restriction with respect to the shares, and the subsequent sale (or other taxable disposition) of the shares. The tax laws in question are highly technical and subject to change at any time, which could be retroactive in nature.

     A purchaser of shares under the 1995 Purchase Plan may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to some or all of the shares purchased. The income tax consequences will vary depending on whether such an election is made.

     If no election is made, the purchaser will not realize any income as a result of the purchase of shares subject to restrictions on transferability described above. The purchaser will realize compensation income at the time the transfer restrictions lapse or are otherwise removed in an amount equal to the difference between the purchase price paid for such shares and the fair market value of such shares at the time such restrictions lapse or are otherwise removed. In addition, any dividends paid on any shares while such shares are subject to transfer restrictions will be considered compensation income and not dividend income.

     If the purchaser makes an election under Section 83(b) of the Code, the purchaser realizes compensation income at the time he or she purchases the shares, in an amount equal to the difference between the fair market value of such shares at the time of purchase (determined without regard to the transfer restrictions) and the purchase price paid for such shares. No additional income is realized upon the subsequent lapse or removal of the transfer restrictions with respect to such shares and any dividends paid on the shares while such shares are subject to the transfer restrictions will be taxed as dividend (rather than compensation) income.

     In general, the Company is entitled to a deduction, in the amount of the compensation income realized by the purchaser at the time the purchaser realizes such income, provided certain withholding tax requirements are met. As explained above, each purchaser must make arrangements satisfactory to the Company with respect to withholding taxes.

     If and to the extent any shares are forfeited, the purchaser will be allowed to deduct -- as an ordinary deduction if no Section 83(b) election was made or as a capital loss if an election was made -- an amount equal to the difference, if any, between the purchase price paid for the shares and the amount received as a result of the forfeiture.

     The purchaser will recognize a capital gain or loss upon the subsequent sale or other taxable disposition of such shares (other than a sale to the Company as a result of the forfeiture provisions), an amount equal to the difference between the proceeds realized from the sale or other disposition and the sum of (a) the purchase price paid for such shares plus (b) in the case of a gain taxable to a purchaser who made a Section 83(b) election, the amount of gross income taxable as compensation to such purchaser as a result of the purchase of the shares.

     The Company is not entitled to any deduction with respect to capital gains realized by a purchaser.

Vote Required and Board Recommendation

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the 1995 Purchase Plan is required for approval of the 1995 Purchase Plan.

     The Board of Directors recommends a vote FOR the proposal to approve the 1995 Purchase Plan.

                  APPROVAL OF 1995 EMPLOYEE STOCK OPTION PLAN

Background and Purpose

     On June 14, 1995 the Board of Directors adopted the 1995 Employee Stock Option Plan (the "1995 Option Plan"), subject to stockholder approval at the 1995 Annual Meeting. The Company's 1985 Incentive Stock Option Plan terminated on January 31, 1995 and no additional options may be granted thereunder.

     Under the 1995 Option Plan, options may be granted to any person who is an executive officer or other valuable staff, managerial, professional or technical employee of the Company, including a director who is an employee of the Company ("Key Employee"). The Board of Directors has determined that the 1995 Option Plan is in the Company's best interests as it more closely aligns the interests of Key Employees with those of the Company's stockholders, provides Key Employees added incentives to work toward the continued growth and success of the Company and helps attract capable personnel and encourages them to remain with the Company.

Description of the 1995 Option Plan

     The following summary of certain provisions of the 1995 Option Plan is qualified in its entirety by reference to the 1995 Option Plan, a copy of which is annexed as Exhibit B.

     The 1995 Option Plan is administered by the Stock Option Committee of the Board of Directors (the "Option Committee"). The Option Committee will determine, among other things, the recipients of grants, whether a grant shall consist of incentive stock options ("ISOs") or non-qualified options ("NQOs"), and the number of shares to be subject to such options. However, the aggregate fair market value of stock (determined as of the time the option is granted) with respect to which ISOs granted to any employee under all option plans of the Company or its subsidiaries first become exercisable in any calendar year may not exceed $100,000. Under existing guidelines, approximately 75 employees would be presently considered Key Employees eligible for grants.

     The 1995 Option Plan provides for the granting of options to purchase the Company's Common Stock at prices to be determined by the Option Committee, but in the case of ISOs at not less than the fair market value on the date of the option grant. On June 22, 1995, the closing sale price of the Company's Common Stock on the New York Stock Exchange was $20.125. The total number of shares which may be sold pursuant to the options granted under the 1995 Option Plan is 1,000,000, subject to adjustment as provided in the plan. No option may be granted for a term of more than ten years.

     The maximum number of shares of Common Stock with respect to which options may be granted under the 1995 Option Plan in any calendar year to a Key Employee may not exceed 25,000, except that in the year of the first grant of options to a Key Employee, the maximum number of shares with respect to which options may be granted may not exceed 100,000.

     Upon the exercise of an option by a Key Employee, the holder must make payment in cash or in shares of the Company's Common Stock, or in a combination of both, of the full option price. Generally, options may be exercised only while the recipient is an employee of the Company or its subsidiaries and within 90 days after termination of employment.

     The 1995 Option Plan will terminate on June 14, 2005 unless earlier terminated by the Board of Directors. The Board may also amend the Plan, except that it may not amend the Plan, without stockholder approval, to increase the number of shares subject to the Plan, decrease the minimum option price of any Option, or extend the maximum option period. No termination of the Option Plan will affect options outstanding at the time of termination, and options granted prior to termination may extend beyond termination.

     No options have been granted to Key Employees under the 1995 Option Plan, and no determinations have been made regarding the Key Employees to whom grants will be made in the future or the number of shares which will be subject to future options.

     See "Executive Compensation--Option Grants in Fiscal 1995" and "Aggregated Option Exercises in Fiscal 1995 and Fiscal Year-End Option Values" for certain information concerning options granted under the Company's 1985 Incentive Stock Option Plan.

Federal Income Tax Consequences

     The recipient of an ISO generally will not realize any income upon its grant, or upon its exercise if no disposition of the shares received upon exercise is made within two years from the date of grant or within one year after the acquisition of the shares. The excess of the fair market value over the exercise price of the shares received upon the exercise of an ISO, however, is a tax preference item in the year of exercise which may subject the recipient to an alternative minimum tax. If the foregoing holding periods are met, the recipient will realize a long-term capital gain upon the difference between the sale price and the exercise price, and the Company will receive no deduction from taxable income. If these holding periods are not met, the recipient generally will realize ordinary income to the extent of the difference between the exercise price and the fair market value of the shares on the date the option is exercised. However, if the disposition is by a sale or exchange at a price less than the fair market value on the date of exercise, then, in general, the amount of ordinary income is limited to the gain realized on such sale or exchange. If the sale price exceeds the fair market value on the date of exercise, such excess will be a capital gain, long-term or short-term depending on the employee's holding period for such stock. The Company is entitled to a deduction in an amount equal to the ordinary income realized by the optionee.

     The recipient of a nonqualified option will not realize income upon the grant of an option, but will realize ordinary income in the amount of the difference between the fair market value of the stock on the date the option is exercised and the exercise price. The amount of ordinary income will be deductible in computing the taxable income of the Company. The option holder will have a basis for the stock acquired equal to the fair market value of the stock at the date of exercise. Any gain or loss realized upon the subsequent sale of stock acquired on the exercise of the option will be a short-term or long-term capital gain or loss depending on the optionee's holding period.

Required Vote and Board Recommendation

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the 1995 Option Plan is required for approval of the 1995 Option Plan.

     The Board of Directors recommends a vote FOR the proposal to approve the 1995 Option Plan.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has chosen the firm of Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative so desires, and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than March 9, 1996.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1995 Annual Report to Stockholders is being mailed with the Proxy Statement.

     Upon written request of any Stockholder of record as of June 23, 1995, a copy of the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (excluding exhibits) as filed with the Securities and Exchange Commission will be supplied without charge. Requests should be directed to Biocraft Laboratories, Inc., 18-01 River Road, Fair Lawn, New Jersey 07410, Attention:
Ethyl Andersen.


                                                  HAROLD SNYDER
                                                  Chairman, President and
                                                  Chief Executive Officer

                                                                         ANNEX A

                                  P R O X Y
                          BIOCRAFT LABORATORIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     HAROLD SNYDER and BEATRICE SNYDER, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in BIOCRAFT LABORATORIES, INC. (the "Company") at the Annual Meeting of Stockholders to be held on August 14, 1995 and at any adjournment thereof as set forth below:

1.  ELECTION OF DIRECTORS
    FOR all nominees listed below            WITHHOLD  AUTHORITY
     (except as marked to the                 to vote for all
     contrary below) / /                      nominees listed below)  / /

          JAY T. SNYDER, MADELON DeVOE TALLEY AND G. HAROLD WELCH, JR.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2.  PROPOSAL TO APPROVE THE COMPANY'S 1995 RESTRICTED STOCK PURCHASE PLAN
                  / /FOR           / /AGAINST       / /ABSTAIN

3.  PROPOSAL TO APPROVE THE COMPANY'S 1995 EMPLOYEE STOCK OPTION PLAN
                  / /FOR           / /AGAINST       / /ABSTAIN

4. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG as independent auditors for fiscal 1996
                  / /FOR           / /AGAINST       / /ABSTAIN

5. Upon or in connection with the transactions of such other business as may properly come before the meeting or any adjournment thereof.

                  (Continued, and to be signed on other side)

This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposals 2, 3 and 4.

                                           DATED:........................., 1995


                                             -------------------------------
                                                        Signature


                                             -------------------------------
                                                 Signature if held jointly

                                             Please sign exactly as name appears
                                             at left.  When  shares  are held by
                                             joint  tenants,  both should  sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such.  If
                                             a corporation,  please sign in full
                                             corporate   name  by  President  or
                                             other  authorized   officer.  If  a
                                             partnership,    please    sign   in
                                             partnership   name  by   authorized
                                             person.

                                             Please mark,  sign, date and return
                                             the proxy card  promptly  using the
                                             enclosed envelope.